UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2023
Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-09614	51-0291762
(State or Other Jurisdiction of Incorporation or Organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent
Broomfield,	Colorado		80021
(Address of Principal Executive Offices)			(Zip Code)

(303)	404-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2023, Vail Resorts, Inc. (the “Company”) announced that the current President of the Company’s Mountain Division, James C. O’Donnell, will no longer be with the Company effective March 3, 2023 (the “Effective Date”), and that Executive Vice President and Chief Operating Officer, Bill Rock, is appointed President – Mountain Division, effective as of May 1, 2023.

In connection with Mr. O’Donnell’s departure, which will be treated as an involuntary separation under the Company’s executive severance policy (the “Executive Severance Policy”), the Company expects to enter into a Severance Agreement and General Release (the “Severance Agreement”) with Mr. O’Donnell. Pursuant to the Severance Agreement, which includes a general release of claims by Mr. O’Donnell against the Company, Mr. O’Donnell will be entitled to receive standard severance benefits under the Executive Severance Policy, which are described in the Company’s Proxy Statement for its Annual Meeting of Stockholders held on December 7, 2022 (filed with the Securities and Exchange Commission on October 24, 2022). The foregoing summary of the Severance Agreement is qualified in its entirety by the full text of the agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Rock, age 57, has served as the Company’s Executive Vice President of Mountain Operations since June 2021, and since September 2019 has served as Senior Vice President and Chief Operating Officer of the Rocky Mountain region with oversight responsibility for Vail Mountain, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado as well as Park City Mountain in Utah. Prior to this role, Mr. Rock was Senior Vice President and Chief Operating Officer of Park City Mountain, a role he began in October 2014. After joining the Company as the Vice President and Chief Operating Officer of Northstar California Resort in 2010, Mr. Rock oversaw operations for the Company’s three resorts in the Tahoe region. Mr. Rock started his career in the mountain resort industry in 1996 at Bristol Mountain in New York as Director of Marketing and subsequently held several leadership roles in the industry.

Upon the effectiveness of Mr. Rock becoming President - Mountain Division, Mr. Rock is entitled to receive the following compensation:

•an annual base salary of $500,000;
•an incentive target cash bonus equal to 75% of his base salary, subject to proration for partial year service and the terms and conditions of the Company’s Management Incentive Plan;
•an annual equity award under the Company’s 2015 Omnibus Incentive Plan consisting of restricted share units of approximately $500,000 and share appreciation rights of approximately $500,000, which are expected to vest in three equal installments beginning on the first anniversary of the grant date;
•participation in the Perquisite Fund Program with an annual allowance of $50,000 per year to be used at the Company’s owned or operated resorts; and
•other customary benefits provided to senior executives of the Company.

There is no arrangement or understanding between Mr. Rock and any other person pursuant to which he was selected to his position. There are no transactions to which the Company is a party and in which Mr. Rock has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Rock and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

Item 7.01 Regulation FD Disclosure

On March 2, 2023, the Company issued a press release regarding the above changes, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Separation Agreement and General Release.
99.1	Press Release, dated March 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: March 2, 2023	By:	/s/ David T. Shapiro
David T. Shapiro
Executive Vice President, General Counsel & Secretary